UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 25, 2010, the registrant announced that, it, NNL, and certain of its other subsidiaries, including Nortel Networks Inc. and Nortel Networks UK Limited (in administration), have concluded a successful auction of substantially all of the assets of Nortel’s Multi Service Switch businesses globally. Telefonaktiebolaget LM Ericsson (Ericsson) has emerged as the winning bidder with a purchase price of US$65 million.

Under the terms of the agreements, Ericsson’s purchase includes substantially all assets of the MSS business globally including the associated Data Packet Network (DPN) and Services Edge Router (Shasta) product groups. These agreements also include substantially all customer contracts and certain intellectual property related to the MSS business.

The sale is subject to relevant court and regulatory approvals, including Canadian and U.S. court approvals. Nortel will work diligently with Ericsson to close the sale expeditiously, subject to the timing of regulatory required approvals.

Substantially all MSS employees will have the opportunity to continue their employment with Ericsson, including those in certain EMEA jurisdictions who will transfer to Ericsson by operation of law. The sale is also subject to certain regulatory approvals, information and consultation with employee representatives and/or employees in certain EMEA jurisdictions, other customary closing conditions and certain post-closing purchase price adjustments.

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 27, 2010, the Board of Directors of the registrant appointed Mr. Greg R. Cote a director of the registrant and the Board of Directors of Nortel Networks Limited (NNL) appointed Mr. Cote a director of NNL, effective immediately. On September 27, 2010, the Boards of Directors of the registrant and NNL also appointed Mr. Cote as chair of the audit committees of the registrant and NNL, effective immediately. Mr. Cote will receive director fees based on the same director fee schedule as the other directors of the registrant and NNL.

Item 8.01	Other Events

On September 29, 2010 the registrant reconfirmed that as of October 1st, 2010, the administration of the Nortel Networks Negotiated Pension Plan and the Nortel Networks Limited Managerial and Non-Negotiated Pension Plan (the “Pension Plans”) will be transitioned to Morneau Sobeco Limited Partnership, the replacement administrator appointed by the Ontario Superintendent of Financial Services (the “Superintendent”). This transition is pursuant to the court approved Settlement Agreement with former and disabled Canadian employee representatives initially announced on February 8, 2010, and is in accordance with the Ontario Pension Benefits Act.

Nortel and its court appointed Monitor, Ernst & Young Inc., have been actively working toward a smooth transition of the Pension Plans and have been in ongoing discussions with the Superintendent. Effective October 1, 2010, all inquiries regarding the Pension Plans should be directed to the replacement plan administrator, Morneau Sobeco Limited Partnership at 1-877-392-2074 with regards to the Managerial Plan and 1-877-392-2073 with regards to the Negotiated Plan or at the dedicated email address at nortelwindup@morneausobeco.com. The replacement administrator has advised Nortel that current monthly pension payments will continue unchanged until it notifies pensioners that a change will be made and that this is not expected to occur before the end of 2010.

Ongoing information can be found, on and after October 1, 2010, at www.pensionwindups.morneausobeco.com.

As a reminder contact information for counsel in these proceedings is:

LTD Beneficiaries - Koskie Minsky LLP at 1-866-777-6344 or www.kmlaw.ca.

Continuing Employees, which group includes employees whose employment has transferred to purchasers of Nortel business units after January 14, 2009 – Nelligan O’Brien Payne LLP and Shibley Righton LLP at 1-888-565-9912 or ncce@nelligan.ca.

Members or former members of the CAW represented by counsel to the CAW – Barry Wadsworth at 1-800-268-5763 ext. 3776 or by e-mail to mbondy@caw.ca.

Former Employees (including pensioners and those receiving survivor benefits) – Koskie Minsky LLP at 1-866-777-6344 or www.kmlaw.ca.

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ JOHN DOOLITTLE
John Doolittle
Senior Vice-President, Corporate Services and Chief Financial Officer

By:	/S/ ANNA VENTRESCA
Anna Ventresca
General Counsel-Corporate and Corporate Secretary

Dated: September 29, 2010